                                  EXHIBIT 2.1
                                FUTURELINK CORP.


                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER



                                  By and Among



                         FUTURELINK DISTRIBUTION CORP.

                    FUTURELINK PLEASANTON ACQUISITION CORP.

          CN NETWORKS, INC. doing business as Computer Networks, Inc.

                                WILLIAM R. BOTTI

                                 JANET M. BOTTI

                                      AND

              WILLIAM AND JANET BOTTI LIVING TRUST, dated 3/28/98








                         Dated as of September 7, 1999







                          MORRISON, BROWN, SOSNOVITCH
                                1 TORONTO STREET
                             SUITE 910, P.O. BOX 28
                                TORONTO, ONTARIO
                                    M5C 2V6

                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

     THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (this "Agreement"), is made and entered into as of September 7, 1999, by and among FUTURELINK DISTRIBUTION CORP., a Colorado corporation ("Parent"), FUTURELINK PLEASANTON ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Sub"), CN NETWORKS, INC., a California corporation (the "Company") doing business as Computer Networks Inc., WILLIAM AND JANET BOTTI LIVING TRUST, dated 3/28/98 (the "Company Shareholder") and WILLIAM R. BOTTI ("Bill Botti") and Janet M. Botti ("Janet Botti"). Merger Sub and the Company are sometimes collectively referred to herein as the "Constituent Corporations."

     WHEREAS, the Boards of Directors of Parent, Merger Sub, and the Company have each determined that it is in the best interest of their respective companies and in the best interest of their respective shareholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Merger Sub; and

     WHEREAS, for federal income tax purposes, it is intended that the merger will qualify as a tax-free reorganization under the provisions of Section 368(a)(1)(A) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.3 hereof), the Company shall merge with and into Merger Sub (the "Merger"). Merger Sub shall be the surviving company (hereinafter sometimes called the "Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after a written satisfaction or waiver of each of the conditions set forth in Article VII hereof shall have been received by the Company or Parent, as the case may be, which date shall not be later than October 31, 1999 (the "Closing Date"). The Closing shall take place at the offices of Parent at Micro Visions, 6 Morgan, Suite 100, Irvine, California or at such other location as the parties hereto agree.

1.3 Effective Time. The Merger shall become effective upon the filing of an Agreement of Merger with the Secretary of State of the State of California and the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL on the Closing Date (the "Agreement of Merger"). The term "Effective Time" shall be the date and time of the filing of the Agreement of Merger with the Secretary of

State of the State of California or Secretary of State of the State of Delaware or such later time as is specified in the Agreement of Merger.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Agreement of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Articles of Incorporation; Bylaws. At the Effective Time, the Articles o Incorporation of Merger Sub as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.6 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

1.8 Pre-Merger Transactions. Prior to the Closing Date, Parent and Merger Sub agree that the Company Shareholder may, at its option, carry out the following pre-merger transactions:

       (a) the Company may create a second class of shares ("Second Class Shares") and issue such shares to the following individuals for nominal or no consideration provided that each such individual agrees to sell such shares to Parent for the consideration set out in Section 2.2 on the same terms and conditions set out herein and agrees to execute an investment intent letter as required by Company and in a manner to assure compliance with California and federal securities laws in the issuance of such shares, the form of which must be approved by Parent, which approval shall not be unreasonably withheld:

                                 Percentage of  Second Class of Shares

           Jeff Brambir                           19.298%
           Sharon Hutchins                        19.298%
           Dave Kenney                            19.298%
           Dan Dietrick                           7.018%
           Traci Gilli-Milheim                    7.018%
           Jim Paull                              7.018%
           Richard Nash                           5.263%
           David Moscoe                           5.263%
           John Carver                            5.263%
           Brad Tompkins                          5.263%

If the employment with Company of any of the individuals listed in this Section
1.8 is terminated prior to the Closing Date, or if any of the individuals listed do not sign the employment agreement required by this Section 7.2(e), at the discretion of Company Shareholder, the new class stock percentage for such individual or individuals may be redistributed among any other listed individuals, and/or may be allocated to any other employees of Company, including any hired after the signing of this Agreement provided that such other employees have entered into the employment agreement with Parent as required in Section 7.3(e).

Company shall provide copies of all pre-merger transaction documents contemplated by this Section 1.8 to Parent for review and comment prior to effecting such transactions.



                                   ARTICLE II
                   MERGER CONSIDERATION; CONVERSION OF STOCK

2.1 Definitions. For purposes of this Agreement the following definitions shall apply:

(a) "Company Stock" means all stock of the Company, including Second Class Shares, if created, unless otherwise specified;

(b)    "Deposit" shall have the meaning set forth in Section 2.5;

(c) "knowledge" shall mean, as it relates to the Company, the knowledge of the President, Chief Executive Officer, Treasurer, Secretary or any director of the Company. The term "knowledge" shall mean, as it relates to Parent and Merger Sub, the knowledge of the President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary or any director of Parent, Merger Sub and the Subsidiaries.

(d) "Material Adverse Effect" means an action, event or occurrence if it has, or could reasonably be expected to have, a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company or Parent (including their subsidiaries), as the case may be. Any item susceptible of measurement in monetary terms which does not exceed the amount of $25,000 shall not be considered a Material Adverse Effect;

(e)    "Parent Stock" means the common stock of Parent;

(e) "Parent Stock Value" means the average of the closing sale prices (or last bid prices if no closing sale prices are reported) of Parent Stock as reported on the NASD OTC Bulletin Board for the ten (10) trading days immediately preceding the date of this Agreement.

2.2 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Company Stock :

(a) in the event that Company Shareholder chooses not to carry out the pre-merger transactions as set out in Section 1.8, each common share of Company Stock outstanding immediately prior to the Effective Time, shall automatically be converted into and become a right to receive a pro rata portion of:

      (i) cash in the amount of $3,370,000 less the Deposit ("Cash Consideration"); and

      (ii) that number of shares of Parent Stock equal to $9,100,000 divided by the Parent Stock Value ("Option 1 - Common Stock Consideration");

(b) in the event that Company Shareholder carries out the pre-merger transactions as set out in Section 1.8, each common share of Company Stock outstanding immediately prior to the Effective Time, shall automatically be converted into and become a right to receive a pro rata portion of:

      (i) the Cash Consideration;

      (ii) that number of shares of Parent Stock equal to $7,675,000 divided by the Parent Stock Value ("Option 2 - Common Stock Consideration"); and

each Second Class share of Company Stock outstanding immediately prior to the Effective Time, shall automatically be converted into and become a right to receive a pro rata portion of that number of shares of Parent Stock equal to $1,425,000 divided by the Parent Stock Value ("Second Class Stock
Consideration");

(the Cash Consideration, Option 1 - Common Stock Consideration, Option 2 - Common Stock Consideration and Second Class Stock Consideration are collectively referred to as the "Merger Consideration");

(d) all shares of Company Stock held at the Effective Time as treasury shares or by a subsidiary of the Company shall be canceled and no payment shall be made with respect thereto;

(e) each share of capital stock of Merger Sub issued and outstanding as of the Effective Time shall be unaffected by the Merger and shall represent one share of common stock of the Surviving Corporation after the Merger.

(f) all Option 1 - Common Stock Consideration, Option 2 - Common Stock Consideration or Second Class Stock Consideration granted hereunder shall require that the recipients of such enter into a lock-up agreement agreeing to be bound by the same lock-up provisions as the board of directors of Parent which currently prohibits trading of Parent Stock until April 30, 2000, but which may be extended by underwriters of future financings for Parent. In any event, employees who hold fewer than 50,000 common shares of Parent Stock shall be released from any lock-up requirements by no later than December 31, 2000.

2.3 Fractional Shares. Notwithstanding anything herein, with respect to each holder of Company Stock, if the aggregate number of shares of Parent Stock collectively issuable to such a holder for conversion of all of such holder's Company Stock pursuant to Section 2.2 includes a fractional share, such fractional share shall be rounded to the nearest whole number.

2.4 Certain Adjustments to Exchange Ratio. With respect to Section 2.2, the number of Parent Stock issued shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Stock), reorganization, recapitalization or other like change with respect to Parent Stock, occurring after the date hereof.

2.5 Deposit. Company Shareholder acknowledges receipt, as of the date hereof, of a deposit in the amount of $390,000 which shall be held in escrow by Company Shareholder's attorneys, JG, P.C. Business & Corporate Law (the "Escrow Agent") in an interest bearing account pending Closing or termination of the transaction contemplated hereunder by either party for any reason. The amount paid by Parent and any interest earned thereon pursuant to this Section 2.5 are referred to herein as the "Deposit". The Deposit shall be applied to the Cash Consideration as set out in Section 2.2 or upon notice from Parent or Company Shareholder to the Escrow Agent that the Closing will not take place for any reason, the Deposit shall be returned to Parent without deduction.

2.6 Payment of Merger Consideration. The Merger Consideration shall be payable as follows:

(a) The Cash Consideration shall be paid at the Closing by certified check or wire transfer to an account specified by Company Shareholder;

(b) Parent shall deliver to Company Shareholder, or as Company Shareholder or recipients of stock consideration otherwise direct, at the Closing stock certificates representing the Option 1 - Common Stock Consideration, Option 2 - Common Stock Consideration and Second Class Stock Consideration;

2.7 Transfer Restrictions; Legends. The shares of Parent Stock issued in the Merger shall not be transferable in the absence of an effective registration statement under the Securities Act of 1933 as amended (the "Securities Act") or an exemption therefrom. In the absence of an effective registration statement under the Securities Act, neither such shares of Parent Stock nor any interest therein shall be sold, transferred, assigned or otherwise disposed of, unless Parent shall have previously received an opinion of counsel knowledgeable in Federal securities law, in form and substance reasonably satisfactory to Parent, to the effect that registration under the Securities Act is not required in connection with such disposition. Parent covenants to submit a registration statement in accordance with the Securities Act within twelve (12) months of the Effective Time. Company and Company Shareholder acknowledge that any registration is subject to approval of the Securities Exchange Commission.

       The certificate or certificates representing the shares of Parent Stock issued in the Merger shall bear the following legend restricting the transfer thereof, in addition to any other legend required by applicable law:

       "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT, UNLESS AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY IS OBTAINED THAT SUCH REGISTRATION IS NOT REQUIRED."

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                          AND THE COMPANY SHAREHOLDER

The Company, the Company Shareholder, Bill Botti and Janet Botti represent and warrant to Parent and Merger Sub as follows:

3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, and is qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary.

3.2    Capitalization.

(a) The authorized capital stock of Company consists of 1,000,000 shares of Company Stock, of which 10,000 shares are issued and outstanding in the name of the Company Shareholder as of the date hereof. All of the issued and outstanding shares of Company Stock were duly authorized and validly issued and are fully paid and nonassessable. The Company Shareholder is the owner of all of the Company Stock outstanding, free and clear of any liens or encumbrances, preemptive rights or rights of first refusal. None of the outstanding shares of Company Stock were issued in violation of any applicable federal or state securities law. No subscriptions, options or other rights to purchase or otherwise receive any shares of Company Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Stock or any other equity security of the Company are outstanding as of the date hereof. On the Closing Date the holders of Company Stock shall be as set out in section 1.8(a) and the representations and warranties given in this subsection shall apply to the shares issued in accordance with section 1.8(a).

(b) The Company does not presently own or control, directly or indirectly, and has no stock or other interest as owner or principal in, any other corporation, partnership, limited liability company, joint venture, business, trust, association or other business venture or entity.

3.3    Authority; No Violation.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The Board of Directors of the Company has unanimously approved this Agreement and the Merger and all transactions contemplated thereby. The Company Shareholder, being the controlling shareholder of the Company at the Closing Date, has approved this Agreement, the Merger and the transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated thereby. This Agreement and all other agreements and documents to be entered into in connection herewith have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitute valid and binding obligations of the Company, enforceable against the Company, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. This Agreement and all other agreements and documents to be entered into in connection herewith have been duly and validly executed and delivered by the Company Shareholder and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitute valid and binding obligations of the Company Shareholder, enforceable against the Company Shareholder, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will, assuming the consents and approvals referred to in Section 3.4 are obtained,
(i) violate any provision of the Articles of Incorporation or Bylaws of the Company, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company is a party, or by which the Company or any of its properties or assets may be bound or affected.

(c) Neither the execution and delivery of this Agreement by the Company Shareholder, nor the consummation by the Company Shareholder of the transactions contemplated hereby, nor compliance by the Company Shareholder with any of the terms or provisions hereof, will, assuming that the consents and approvals referred to in Section 3.4 hereof are obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company Shareholder or any of its properties or assets or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon the properties or assets of any of the Company Shareholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of the Company Shareholder is a party, or by which the Company Shareholder or their respective properties or assets may be bound or affected.

3.4 Consents and Approvals. Except for (a) the filing of Agreement of Merger with the Secretary of State of the State of California and Secretary of State of the State of Delaware and (b) such filings, authorizations or approvals as may be set forth in Section 3.4 of the Company Disclosure Schedule, no consents, approvals, orders or authorizations of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary with respect to the Company or any of the Company Shareholder in connection with (1) the execution and delivery of this Agreement and (2) the consummation of the Merger and the other transactions contemplated hereby.

3.5 Financial Statements. The Company has heretofore delivered to Parent true and correct copies of (a) an unaudited balance sheet of the Company at December 31, 1997, together with related unaudited statements of operations, shareholders' equity and cash flows for the fiscal year then ended; (b) an unaudited balance sheet of the Company (the "Reference Balance Sheet") at December 31, 1998 (the "Reference Balance Sheet Date"), together with related unaudited statements of operations, shareholders' equity and cash flows for the fiscal year then ended (c) an unaudited balance sheet of the Company for the seven month period ending July 31, 1999, together with related unaudited statements of operations, shareholders' equity and cash flows for the fiscal period then ended and has covenanted to deliver certain audited statements in accordance with section 5.2 (collectively, the "Financial Statements"). Such Financial Statements, excepting footnotes, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods indicated therein, subject to normal year-end audit adjustments. The Company has made known, or caused to be made known, to the accountants or auditors who have prepared the Financial Statements all material facts and circumstances which could affect the preparation of the Financial Statements. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation. All financial transactions of the Company relating to the Company business have been and will be accurately recorded in the Company's books and records and, without limiting the generality of the foregoing, all monies set aside or held in trust by the Company for the benefit of another person are properly accrued or so held and are completely and accurately recorded in the books and records of the Company and no claim can be made against the Company in respect thereof in excess of the amounts so set aside or held.

3.6 Absence of Undisclosed Liabilities. The Company has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those disclosed or reserved against in its Reference Balance Sheet, (ii) those incurred in the ordinary course of business and not required to be set forth in the Reference Balance Sheet under GAAP, and (iii) those incurred in the ordinary course of business since the Reference Balance Sheet Date and consistent with past practice.

3.7 Absence of Certain Changes. Except as set out in Section 3.7 of Company Disclosure Schedule, since the Reference Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice, and except for transactions contemplated or authorized hereby, there has not occurred (i) any purchase or other acquisition of, sale, lease, disposition, or other transfer of, or mortgage, pledge or subjection to any material encumbrance or lien on, any material asset, tangible or intangible, of the Company, other than in the ordinary course of business; (ii) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company Stock, or any split-up or other recapitalization in respect of Company Stock, or any direct or indirect redemption, purchase or other acquisition by the Company of any shares of Company Stock; (iii) any material contract entered into by the Company, other than in the ordinary course of business and as provided to Parent, or any termination of, or default under, any material contract to which the Company is a party or by which it is bound; (iv) any amendment or change to the Articles of Incorporation or Bylaws of the Company except for the transactions contemplated in Section 1.8; (v) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors or employees, except ordinary increases or bonuses payable in the ordinary course and except as contemplated in Subsection 1.8(b); (vi) any issuance, transfer, sale or pledge by the Company of any shares of Company Stock or other securities or of any commitment, option, right or privilege under which the Company is or may become obligated to issue any shares of Company Stock or other securities, except as contemplated in Section 1.8; (vii) any indebtedness for borrowed money incurred by the Company, except such as may have been incurred or entered into in the ordinary course of business not exceeding $30,000; (viii) any loan made or agreed to be made by the Company, nor has the Company become liable or agreed to become liable as a guarantor with respect to any loan; (ix) any loans to employees, stockholders, directors or officers, (x) any waiver or compromise by the Company of any right or rights or any payment, direct or indirect, of any material debt, liability or other obligation, other than in the ordinary course of business; (xi) any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets, other than in the ordinary course of business; (xii) any actual or, to the knowledge of the Company, threatened termination or loss of (a) any contract, lease, license or other agreement to which the Company was or is a party, (b) any certificate, license or other authorization required for the continued operation by the Company of any portion of any of its business, or (c) termination or loss of any customer or other revenue source, which termination or loss could reasonably be expected to result in loss of revenues to the Company in excess of $50,000 per year; (xiii) any resignation of employment of any key officer or employee of the Company; (xiv) any negotiation or agreement by the Company to do any of the things described in the preceding clauses (i) through (xii) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement); or (xv) to the Company's knowledge, any other event or circumstance that will have or could reasonably be expected to have a Material Adverse Effect on the Company.

3.8 Legal Proceedings. There are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or its properties, assets or business, and neither the Company nor the Company Shareholder is aware of any facts which might result in or form the basis for any such action, suit or other proceeding or which would challenge the validity or propriety of the transactions contemplated by this Agreement. The Company is not in default with respect to any judgment, order or decree of any court or any governmental agency or instrumentality.

3.9 Governmental Authorization; Compliance with Laws. The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of the Company's business (the "Company Authorizations"), and all of such Company Authorizations are in full force and effect. To the Company's knowledge, the Company is in material compliance with all applicable laws, statutes, orders, rules and regulations of any Governmental Entity relating to the Company.

3.10 Title and Condition of Personal Property. The Company has marketable title to all of its personal property owned by it, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character or claims thereto, except (i) the lien of current taxes not yet due and payable and (ii) liens securing debt which is reflected on the Reference Balance Sheet and listed on the Company Schedules. The property and equipment of the Company that are used in the operations of its business are in all material respects in good operating condition and repair.

3.11 Real and Leased Property. The Company does not own any fee simple interest in real property. Section 3.11 of the Company Disclosure Schedule sets forth a list of all real property leased or subleased by the Company (the "Leased Property"). The Company has previously delivered to Parent a true and complete copy of all of the lease and sublease agreements, as amended to date (the "Leases") relating to the Leased Property. The Leases are valid, binding and in full force and effect, all rent and other sums and charges payable thereunder are current, no notice of default or termination under any of the Leases is outstanding, no termination event or condition or uncured default on the part of the Company exists under the Leases, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition.

3.12 Intellectual Property. The Company owns or licenses from another person all inventions, patents, patent rights, computer software, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights and copyrights (collectively, the "Intellectual Property") necessary for its business as presently conducted without any conflict with or infringement of the valid rights of others and the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of the Company, and the Company has not received any notice of infringement upon or conflict with the asserted rights of others. Section 3.12 of the Company Disclosure Schedule contains a complete list of all such patents, patent rights, registered trademarks, registered service marks, registered copyrights, all agreements related to the foregoing, and all agreements pursuant to which the Company licenses Intellectual Property from or to a third party (excluding "shrink wrap" license agreements relating solely to off the shelf software which is not material to the Company's business). All Intellectual Property owned by the Company is owned free and clear of all liens, adverse claims, encumbrances, or restrictions, except for restrictions contained in the terms of the licenses listed in Section 3.12 of the Company Disclosure Schedule. All Intellectual Property licensed by the Company is the subject of a license agreement which is legal, valid, binding and enforceable and in full force and effect. The consummation of the transactions contemplated hereby will not result in the termination or impairment of the Company's ownership of, or right to use, any Intellectual Property. The Company has a valuable body of trade secrets, including know-how, concepts, business plans, and other technical data (the "Proprietary Information") relating to its business. The Company has the right to use the Proprietary Information free and clear of any rights, liens, encumbrances or claims of others. The Company is not aware, after reasonable investigation, that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company's business.

3.13   Taxes.

(a) The Company has duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns (as hereinafter defined) required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct in all material respects, and the Company has paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes (as hereinafter defined) shown to be due on such Tax Returns. As of the date hereof (i) the Company has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) no claim for

Taxes has become a lien against the property of the Company or is being asserted against the Company other than liens for Taxes not yet due and payable, (iii) no audit of any Tax Return of the Company is being conducted by a Tax authority, (iv) no extension of the statute of limitations on the assessment of any Taxes has been granted to the Company and is currently in effect, and (v) there is no agreement, contract or arrangement to which the Company is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. The Company has not been nor will it be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(b) For the purposes of this Agreement, "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

3.14   Environmental Matters.

(a)    The following terms shall be defined as follows:

       (i) "Environmental and Safety Laws" shall mean any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

       (ii) "Facilities" shall mean all buildings and improvements located on any real property leased or subleased by the Company.

(b) (i) the Company has received no notice (oral or written) of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (ii) no notices, administrative actions or suits are pending or, to the Company's knowledge, threatened relating to a violation of any Environmental and Safety Laws; (iii) the Company has not been notified that the Company is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, or state analog statute, arising out of events occurring prior to the Closing Date; (iv) to the Company's knowledge, the Company's uses of and activities within the Facilities have at all times complied with all Environmental and Safety Laws; and (v) the Company has all the permits and licenses required by Environmental and Safety Laws to be issued and are in full compliance with the terms and conditions of those permits.

3.15 Major Customers. Section 3.15 of the Company Disclosure Schedule sets forth a list of the top twenty (20) customers (by revenue generated from such customer) of the Company for the fiscal year ended December 31, 1998. There has been no termination or cancellation of any relationship between the Company and such customers.

3.16 Employment Agreements. Section 3.16 of the Company Disclosure Schedule contains the names, job descriptions and annual salary rates and other compensation of all officers, directors, employees and consultants of the Company whose annual compensation by the Company exceeds $50,000. A list of all employee policies, employee manuals or other written statements of rules or policies as to working conditions, vacation and sick leave, and a complete copy of each has been made available to Parent. There are no employment, consulting, severance or indemnification arrangements, agreements or understandings between the Company and any officer, director, consultant or employee including, without limitation, any contracts to employ executive officers, any severance, change in control or similar arrangements with any officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company to make any payment to any officer, employee or agent of the Company following either the consummation of the transactions contemplated hereby, termination of employment, or both.

3.17 Employee Benefit Plans. The Company has no employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) except as listed in Section 3.17 of the Company Disclosure Schedule.

3.18 Labor Matters. (i) the Company is not a party to or otherwise bound by any collective bargaining agreement or other labor union contract and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; (ii) to the Company's knowledge, there are no controversies, strikes, slowdowns, work stoppages or labor disturbances pending or threatened between the Company and any of its employees; (iii) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company; (iv) the Company is currently in material compliance with all applicable laws relating to the employment of labor, (v) to the Company's knowledge, there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company; and (vi) there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company has employed or currently employs any person.

3.19 Contracts and Commitments. Section 3.19 of the Company Disclosure Schedule shall contain a complete and accurate list of all contracts and agreements (including, without limitation, oral and informal arrangements) of the following categories to which the Company is a party or by which it is bound as of the date of this Agreement (the "Material Contracts").

(a) material manufacturing, distribution, franchise, license, sales, agency or advertising contracts;

(b) contracts involving payments to or by the Company in excess of $25,000 per year which are not cancelable (without material penalty, cost or other liability) within ninety (90) days, other than purchase orders made in the ordinary course of business consistent with past practice;

(c) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments proving for the lending of money, whether as borrower, lender or guarantor;

(d) contracts (other than Leases) containing covenants limiting the freedom of the Company or Company Shareholder to engage in any line of business or compete with any person or operate at any location;

(e) joint venture or partnership agreements or joint development or similar agreements;

(f) agreements, contracts or other arrangements with any current or former officer, director or employee of the Company or any affiliate of the Company;

(g) leases or similar agreements with any person under which (i) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (ii) the Company is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $25,000 and is not terminable by the Company by notice of not more than sixty
(60) days for a cost of less than $10,000;

(h) license, option or other agreements relating in whole or in part to the Intellectual Property other than as described in Section 3.12 of the Company Disclosure Schedule;

(i) contracts or other instruments under which (i) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or (ii) the Company has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(j) contracts or other instruments under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person;

(k) mortgages, pledges, security agreements, deeds of trust or other instruments granting a lien or other encumbrance upon any property of the Company;

(l) agreements or instruments providing for indemnification of any person with respect to liabilities relating to any current or former business of the Company, or any predecessor entity;

(m) contracts for the acquisition, sale or lease of any assets or capital stock or other ownership interests outside the ordinary course of business or to effect any merger of the Company; and

(n) any exclusive retainer agreement or arrangement with attorneys, accountants, actuaries, appraisers, investment bankers or other professional advisors.

All forward commitments which have been entered into by the Company and which remain unfulfilled have been entered into in the ordinary course of business.

The Company has provided parent with complete copies of all written Material Contracts and within two weeks of the date hereof, shall provide the information required for Section 3.19 of the Company Disclosure Schedule including details of all oral agreements.

3.20 Absence of Breaches or Defaults. The Company is not and, to the knowledge of the Company, no other party is, in default under, or in breach or violation of, any Material Contract and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any Material Contact. Each Material Contract is valid, binding and enforceable (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law)) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such Material Contracts will continue to be valid, binding and enforceable and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting the Company (except for the execution or consummation of this Agreement) to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Company.

3.21 Insurance. Section 3.21 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies providing insurance coverage of any nature to the Company. Such policies are sufficient for compliance by the Company with all requirements of law and all material agreements to which the Company is a party or by which any of its assets are bound. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all material terms and conditions of such policies, including premium payments. None of the insurance carriers has indicated to the Company an intention to cancel any such policy. The Company does not have any claim pending against any of the insurance carriers under any of such policies.

3.22 Brokers. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

3.23 Minute Books. The minute books of the Company made available to Parent contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company through the date of this Agreement, and reflect all transactions referred to in such minutes accurately with the exception of approval of this agreement which minutes shall be provided to Parent prior to Closing.

3.24 Representations Complete. None of the representations or warranties made by the Company or the Company Shareholder herein or in any Schedule hereto, including the Company Disclosure Schedule, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

3.25 Potential Conflicts of Interest. No officer, director or stockholder of Company, and no person directly or indirectly controlling or controlled by, or under the direct or indirect control of, any of the foregoing persons:

(a) owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of, any person which is a competitor, lessor, lessee, customer or supplier of the Company;


(b) holds a beneficial interest in any contract or other agreement to which Company is a party or by which it is obligated or bound or to which any of the Assets may be subject;

(c) owns, directly or indirectly, in whole or in part, any tangible or intangible property (including, without limitation, any Intellectual Property) which Company is using or the use of which is necessary for the business of the Company; or

(d)    has any cause of action or other claim whatsoever against Company.

All purchases and sales or other transactions, if any, between Company and any such persons have been made on the basis of prevailing market rates and all such transactions have been made on terms no less favorable to Company than those which would have been available from unrelated third parties. All business of the Company has been conducted in the name of the Company and for the benefit of the Company and there are no parties related, either directly or indirectly, which are competing for the business of the Company.

3.26 Condition of Assets. The Company assets are in good operating condition and repair, reasonable wear and tear expected, and are, in the case of software, Year 2000 compliant.

3.27 Customs. Company has acted with reasonable care to properly value and classify, in accordance with applicable tariff laws, rules and regulations, all goods that Company or any of its subsidiaries import or exports into or out of the United States (the "Goods"). To Company's knowledge, there are currently no material claims pending against Company by the U.S. Customs Service (or other foreign customs authorities) relating to the valuation, classification or marketing of the Goods.

3.28 Insolvency. None of Company or Company Shareholder are insolvent, have committed an act of bankruptcy, proposed a compromise or arrangement of their creditors generally, had any petition or receiving order in bankruptcy filed against them, taken any proceedings with respect to a compromise or arrangement or to have a receiver appointed over any part of their assets, had an encumbrancer take possession of any property, nor had an execution or distress become enforceable or levied upon any of their property.

3.29 Qualification. No officer or director of Company is subject to any of the disqualification provisions of Rule 505(b)(iii) under the Securities Act of 1933.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule attached hereto (the "Parent Disclosure Schedule"), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1    Corporate Organization.   Parent is a corporation duly organized, validly
existing and in good standing under the laws the State of Colorado and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and Merger Sub have the corporate power and authority to own or lease their respective properties and assets and to carry on their respective businesses as they are now being conducted, and are duly qualified to do business in each jurisdiction in which the nature of the business conducted by them or the character or location of the properties and assets owned or leased by them makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect.

4.2    Authority; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Board of Directors of Parent has (i) approved this Agreement and the Merger and all transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the shareholders of Parent and is on terms that are fair to such shareholders and (iii) determined that this Agreement is advisable and recommended that the shareholders of Parent, if required by law, approve this Agreement and consummation of the Merger. The Board of Directors and the shareholder of Merger Sub have approved this Agreement and the Merger and all transactions contemplated hereby. Except for such approvals of Parent's shareholders as may be required by law or Parent's Articles of Incorporation, no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements and documents to be entered into in connection herewith have been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company and the Company Shareholder) constitute valid and binding obligations of Parent and Merger Sub, enforceable against each of them, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by Parent and Merger Sub with any of the terms or provisions hereof, will, assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (i) violate any provision of the Articles of Incorporation or Bylaws of Parent or Merger Sub, (ii) violate any material statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or Merger Sub is a party, or by which either of them or any of their respective properties or assets may be bound or affected.

4.3    Capitalization of Parent and Merger Sub.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists solely of (i) 100,000,000 shares of Parent Stock and 5,000,000 shares of preferred stock (none issued). The number of shares of Parent Stock issued and outstanding as at August 1, 1999 are as set out in the Proxy Statement delivered to shareholders with respect to the Shareholders' Meeting of September 23, 1999, (the "Proxy Statement"). No shares are issued and held in treasury (which does not include the shares reserved for issuance) and no shares are held by Subsidiaries of Parent. All convertible debt shares, warrants, options and convertible equity shares, if any, are set out in the Proxy Statement as at the date set out therein. Certain shares of Parent Stock have been issued but not paid for, underlying certain convertible debt financings, which Parent does not consider to be fully paid and non-assessable until conversion or exercise of the outstanding security. Each outstanding share of Parent Stock is, and all shares of Parent Stock to be issued in connection with the Merger will be, duly authorized and validly issued, fully paid and nonassessable, and each outstanding share of Parent Stock has not been, and all shares of Parent Stock to be issued in connection with the Merger will not be, issued in violation of any preemptive or similar rights or any applicable securities laws.

(b) Merger Sub's authorized capital stock consists solely of 1500 shares of common stock, no par value per share ("Merger Sub Common Stock"), of which, as of the date hereof, 500 shares are issued and outstanding and none are reserved for issuance. As of the date hereof, all of the outstanding shares of Merger Sub Common Stock are owned free and clear of any liens, claims or encumbrances by Parent.

(c) Parent is the sole record and beneficial owner of all the outstanding securities of each of its Subsidiaries. There are no outstanding subscriptions, options, warrants, calls, commitments, agreements, or obligations of any character calling for the purchase, redemption or issuance of any equity securities of any Subsidiary, nor are there outstanding any securities which are convertible into or exchangeable for any equity securities of any Subsidiary, and neither Parent nor any Subsidiary has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any subsidiaries or their predecessors.

4.4 Consents and Approvals. Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby will require any action or consent or approval of, or review by, or registration or filing by Parent or any of its affiliates with, any third party or any Governmental Entity, other than (i) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (ii) approval, if necessary, of this Agreement by the requisite vote of the shareholders of Parent, (iii) consent of Executive LAN Management, Inc., and (iv) those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its

Subsidiaries taken as a whole or a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated hereby.

4.5 Financial Statements and SEC Documents. Since January 1, 1999, Parent has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, with amendments read together with underlying documents, are referred to herein as the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Parent included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP, consistently applied, during the periods involved and fairly and accurately present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the
case of unaudited statements, to normal year-end audit adjustments).   Except
as disclosed in such financial statements, Parent is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

4.6 Legal Proceedings. Except as disclosed in the Form 10-Q filed on August 17, 1999, and a general letter to the Application Service Provider industry as a whole dated July 13, 1999 claiming that the business of the ASP consortium may conflict with U.S. Patent # 5,775,995 issued July 7, 1998, a copy of which has been delivered to the Company, there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any Subsidiary or their properties, assets or business in which an unfavorable outcome, ruling or finding would have a Material Adverse Effect, and Parent is not aware of any facts which might result in or form the basis for any such action, suit or other proceeding or which would challenge the validity or propriety of the transactions contemplated by this Agreement. Neither Parent nor any Subsidiary is in default with respect to any judgment, order or decree of any court or any governmental agency or instrumentality which would have a Material Adverse Effect.

4.7. Governmental Authorization; Compliance with Laws. Parent and its Subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation of the business of Parent and its Subsidiaries (the "Parent Authorizations"), and all of such Parent Authorizations are in full force and effect, except where the failure to obtain or have any such Parent Authorizations could not reasonably be expected to have a Material Adverse Effect on Parent. To Parent's knowledge, Parent and the Subsidiaries are in material compliance with all applicable laws, statutes, orders, rules and regulations of any Governmental Entity relating to them, except where the failure to do so would not have a Material Adverse Effect.

4.8 Taxes. Parent and the Subsidiaries have duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct in all material respects, except where failure to do so would not have a Material Adverse Effect, and Parent and the Subsidiaries have paid in full or made adequate provision in the consolidated financial statements of Parent (in accordance with GAAP) for all material Taxes shown to be due on such Tax Returns except where failure to do so would not have a Material Adverse Effect. As of the date hereof (i) neither Parent nor any Subsidiary has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding,
(ii) no claim for Taxes has become a lien against the property of Parent or any Subsidiary or is being asserted against Parent or any Subsidiary other than liens for Taxes not yet due and payable, (iii) no audit of any Tax Return of Parent or any Subsidiary is being conducted by a Tax authority, (iv) no extension of the statute of limitations on the assessment of any Taxes has been granted to Parent or any Subsidiary and is currently in effect, and (v) there is no agreement, contract or arrangement to which Parent or any Subsidiary is a party that may result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. Neither Parent nor any Subsidiary has not been nor will they be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

4.9    Environmental Matters.

(a) For purposes hereof, "Parent Facilities" shall mean all buildings and improvements located on any real property leased or subleased by Parent or any Subsidiary.

(b) (i) Neither Parent nor any Subsidiary has received notice (oral or written) of any noncompliance of the Parent Facilities or its past or present operations with Environmental and Safety Laws; (ii) no notices, administrative actions or suits are pending or, to Parent's knowledge, threatened relating to a violation of any Environmental and Safety Laws; (iii) Neither Parent nor any Subsidiary has been notified that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, or state analog statute, arising out of events occurring prior to the Closing Date; (iv) to Parent's knowledge, Parent's and the Subsidiaries' uses of and activities within the Facilities have at all times complied with all Environmental and Safety Laws; and (v) Parent and the Subsidiaries have all the permits and licenses required by Environmental and Safety Laws to be issued and are in full compliance with the terms and conditions of those permits.

4.10 Insolvency. Parent is not insolvent. Since January 20, 1998 has not committed an act of bankruptcy, proposed a compromise or arrangement of its creditors generally, had any petition or receiving order in bankruptcy filed against it, taken any proceedings with respect to a compromise or arrangement or to have a receiver appointed over any part of its assets, had an encumbrancer take possession of any property, nor had an execution or distress become enforceable or levied upon any of its property.

4.11 Representations Complete. None of the representations or warranties made by Parent or Merger Sub herein or in any Schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by the Parent pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective
Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the written consent of Parent, the Company shall carry on its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as previously disclosed by the Company to Parent in writing or as otherwise contemplated by this Agreement or consented to in writing by Parent, the Company shall not:

(a) declare or pay any dividends on, or make other distributions in respect of, any shares of Company Stock;

(b) (i) except in accordance with section 1.8, repurchase, redeem or otherwise acquire any shares of Company Stock, or any securities convertible into or exercisable for any shares of Company Stock, (ii) split, combine or reclassify any shares of Company Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Stock, or (iii) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares;

(c) except in accordance with section 1.8, amend its Articles of Incorporation or Bylaws;

(d) make any capital expenditures in excess of $25,000 other than those which are made in the ordinary course of business or are necessary to maintain existing assets in good repair;

(e)    enter into any new line of business, except as contemplated hereby;

(f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company;

(g) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger not being satisfied;

(h) make a material change in its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP or as concurred with by the Company's independent auditors;

(i) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan or any agreement, arrangement, plan or policy between the Company and one or more of its current or former directors, officers or employees, or (ii) except as provided in section 1.8 above, normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee, nor any payments thereto except as is consistent with past practice;

(j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

(k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(l) other than agreements in the ordinary course of business that do not require payments by the Company in excess of $50,000 per year per individual agreement or an aggregate of $150,000 per year for all such agreements, create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space to which the Company is a party or by which the Company or its properties are bound; or

(m)    agree to do any of the foregoing.

5.2 Filings and Audits. Company Shareholder agrees to make all filings necessary under Section 13(d) of the Securities Exchange Act of 1934, as amended, in a timely manner as required by law, and will, prior to closing, cause the Company to deliver, at Company Shareholder's expense, audited financial statements for the periods ended December 31, 1997 and 1998, accompanied by the report of Moreland & Davis, CPA.

5.3 Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent shall not, without the prior written consent of the Company, not to be unreasonably withheld, nor permit any of its Subsidiaries to:

       (a) enter into any new line of business, except as contemplated hereby or in the Proxy Statement; or

       (b) take any action that is intended or may reasonably be expected to result in any of their representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger not being satisfied.


                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

6.1 Preparation of Proxy Statement. As promptly as practicable after the execution of this Agreement, Parent shall, if shareholder approval is required, prepare and file with the SEC a proxy statement (together with all amendments thereto "Proxy Statement") for use in connection with the Special Meeting (as defined below). Parent shall prepare the Proxy Statement in compliance with applicable federal and state securities laws and with the applicable provisions of Colorado law. As promptly as practicable after the preparation of the Proxy Statement and the completion of the SEC's review, if any, of such Proxy Statement, the Proxy Statement shall be mailed to the shareholders of Parent. None of the information supplied in the Proxy Statement shall, at the date it or any amendments or supplements thereto are mailed to the shareholders in connection with the Special Meeting, at the time of the Special Meeting, or at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Company and Company Shareholder shall cooperate with Parent and provide any information required for the Proxy Statement or any other necessary securities filings.

6.2 Shareholders' Meeting. As promptly as practicable after the date hereof, if required, Parent shall call and hold a special meeting of its shareholders for the purpose of approving this Agreement and the transactions contemplated hereby (the "Special Meeting"). Parent shall use its best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby pursuant to the Proxy Statement.

6.3    Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, Company shall afford to Parent and their respective officers, employees, accountants, counsel and other representatives, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, customers, suppliers, officers, employees, accountants, counsel and other representatives. Company shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.
The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each party hereto agrees to, and shall cause its employees, agents, directors, advisors and representatives to, (i) treat and hold as confidential and not disclose to any person, firm, corporation, association or other entity for any purpose or reason whatsoever all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, business development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the business of the other party, (ii) in the event that it or any of its employees, agents, advisors, directors or representatives becomes legally compelled to disclose any such information, provide the other party with prompt written notice of such requirement so that such party may seek a protective order or other remedy or waive compliance with this Section 6.3(b), and (iii) in the event that such protective order or other remedy is not obtained, or the other party waives compliance with this Section 6.3(b), furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by either party, their respective agents, representatives, employees, advisors, or directors. The parties agree and acknowledge that remedies at law for any breach of their obligations under this

Section are inadequate and that in addition thereto the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach, without the necessity of demonstrating the inadequacy of money damages.

6.4 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

6.5 Compliance with Securities Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Stock in connection with the Merger.

6.6 Solicitation. Prior to the Closing Date, each of the Company and the Company Shareholder shall not, directly or indirectly, in any way solicit, initiate contact with, or enter into or conduct any discussions or negotiations, or enter into any agreements, whether written or oral, with any other firm, entity or individual, with respect to the sale of the stock or assets or the merger or other business combination of the Company with any other entity. Each of the Company and the Company Shareholder shall, if it is the recipient of such an offer, immediately notify Parent of such event and the details of such offer.

6.7 Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. The parties hereto agree that, subsequent to the Effective Time, they will at the request of the other party, execute and deliver such additional conveyances, transfers and other assurances as, in the opinion of such party's counsel, are reasonably required to carry out the intent of this Agreement.
Bill Botti agrees to take all steps reasonably required by Parent to assist Parent in retaining the goodwill of the Company and in particular to retain all employees who have entered into employment agreements with Parent.


                                  ARTICLE VII
                              CONDITIONS PRECEDENT

7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. If required, Parent shall have obtained the requisite approval of this Agreement and the transactions contemplated hereby by its shareholders.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c) Governmental Approval. All approvals, waivers and consents from each Governmental Entity necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby shall have been obtained.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent and Merger Sub at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company and Company Shareholder set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to that effect.

(b) Performance of Obligations of the Company. The Company and the Company Shareholder shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer to that effect.

(c) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of the Company, taken as a whole.

(d) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger including those set forth on Section 3.4 of the Company Disclosure Schedule.

(e) Employment Agreements. Bill Botti, Sharon Hutchins, David Kenney, Jeffrey Brambir and at least eighty percent of all employees shall have entered into employment agreements with Parent in a mutually satisfactory form which agreements shall contain signing bonuses in the aggregate of $530,000 to the individuals listed in the Employee Signing Bonus Schedule. If the employment with Company of any of the individuals listed in the Employee Signing Bonus
Schedule is terminated prior to the Closing Date, or if any of the individuals listed do not sign the employment agreement required by this Section 7.2(e), at the discretion of Company Shareholder, the signing bonus for such individual or individuals may be redistributed among any other listed individuals, and/or may be allocated to any other employees of Company, including any hired after the signing of this Agreement provided that such other employees have entered into the employment agreement with Parent as required hereunder. All such employees shall have entered into lock-up agreements as described in Subsection 2.2(f). The employment agreement for Bill Botti shall be for a minimum term of three years and shall contain non-competition covenants during the term and for two years after the end of the term of his employment agreement or earlier termination.

(f) Legal Opinion. Company shall have caused a legal opinion from JG, P.C. Business & Corporate Law, counsel to the Company, in a form satisfactory to Parent, in its sole discretion, to be delivered to Parent.

(g) Encumbrance. Company and Company Shareholder shall have caused any encumbrances on the Company Stock (and assets of the Company, insofar as any such encumbrance secures debt of any person other than that of the Company) to have been removed, vacated or discharged on or prior to the Closing Date.

(h) Financing. Parent shall have obtained financing for the transactions contemplated hereby on terms satisfactory to Parent.

(i) Micro Visions Merger. Parent shall have closed its merger transaction with Executive LAN Management, Inc. prior to the Closing Date.

(j) Closing Deliveries. In addition to any other instruments and documents required to be delivered by Company and Company Shareholder pursuant to this agreement, Company and/or Company Shareholder shall have delivered to Parent on or before the Closing Date such certificates, instruments and documentation as are reasonably required in the opinion of Parent's counsel to complete the transactions contemplated herein.

(k) Due Diligence. Parent shall have been satisfied in its sole discretion with its review of due diligence materials supplied, either prior to or subsequent to the date hereof, to Parent by Company and Company Shareholder including without limitation the audited financial statements referred to in
Section 5.2 and such other materials as Parent requires Company or Company shareholder to produce acting reasonably.

(l) Pre-Merger Transactions. Parent shall be satisfied that all conditions of the pre-merger transactions set out in section 1.8 have been completed, should Company choose to carry out such transactions.

7.3 Conditions to the Obligations of Company and Company Shareholder. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received a certificate signed
(i) on behalf of Parent by its Chief Executive Officer and Chief Financial Officer and (ii) on behalf of Merger Sub by its President , in each case to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed (i) on behalf of Parent by its Chief Executive Officer and Chief Financial Officer and (ii) on behalf of
Merger Sub by its President, in each case to such effect.

(c) No Material Adverse Changes. There shall not have occurred any material adverse change in the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of Parent and its Subsidiaries, taken as a whole.

(d)    Options.   Parent shall have granted Company Shareholder the right to distribute options to purchase 500,000 shares of Parent Stock, issued in accordance with Parent's stock option plan, to the Company Shareholder and employees and independent contractors of Company who have continued their employment or contract with Parent after the Closing Date to be distributed in a manner determined by Company shareholder, and which options may, at Company Shareholder's discretion, be included in the employment agreements to be executed under Section 7.2(e) provided that, in the opinion of Parent's tax advisors, the inclusion of such will not change the treatment of such for accounting purposes as merger consideration. Such options shall be priced at market value when issued. The right to grant the option shall vest with the Company Shareholder at the Effective Time and Company Shareholder shall, within 120 days of Closing grant such options. Company Shareholder acknowledges that the right to grant such options is subject to shareholder or director approval.


                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

(a) by mutual consent of the Company, Parent and Merger Sub in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by either Parent or the Company if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and which breach shall constitute a Material Adverse Effect;

(c) by either Parent or the Company if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty
(30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing and which breach shall constitute a Material Adverse Effect.

8.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except that (i) Sections 6.3(b), 6.4 and 10.3 shall survive any termination of this Agreement and notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement. The Company Shareholder shall promptly cause its attorney to return the Deposit to Parent. The Company and Company shareholder acknowledge that Parent will be expending resources and time and as a result will be foregoing other potential transactions during the period from the date hereof until the Closing Date. The parties hereto have agreed that a fee (the "Break-up Fee") shall be paid by the Company and/or the Company Shareholder to the Parent in the event that the Company or Company Shareholder directly or indirectly:

       (a) accepts any offer or enter into any agreement with any other party with respect to any sale or other disposition of the Purchased Shares, Business or Assets prior to the Time of Closing; or

       (b) solicit, initiate, entertain or encourage enquiries, submissions, discussions, proposals or offers from any other person for the sale or other disposition of the Purchased Shares, Business or Assets prior to the Time of Closing.

The Break-up Fee payable by the Company and/or Company Shareholder shall be Four Hundred Thousand Dollars ($400,000) payable within 48 hours of any of the occurrence of an event in (a) or (b) above and, in such event, the Deposit shall also be returned to the Parent without deduction.

8.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Parent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.


                                   ARTICLE IX
                        INDEMNIFICATION AND ESCROW FUND

9.1 Indemnity. (a) The Company Shareholder shall indemnify, defend, protect and hold harmless Parent and its successors and assigns, subsidiaries, directors, officers, employees, agents and affiliates (each a "Parent Indemnified Person"), at all times from and after the date of this Agreement (subject to any limitations provided in this Article IX) against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses ("Losses") (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation ("Legal Expenses")) based upon, resulting from or arising out of (i) any inaccuracy or breach of any representation, or warranty of the Company or the Company Shareholder contained in this Agreement, (ii) the breach by the Company or the Company Shareholder of, or the failure by the Company or the Company
Shareholder to observe, any of its covenants or other agreements contained in this Agreement and (iii) from any liability of the Company for the matters listed in the Indemnity Schedule.

       (b) Parent shall indemnify, defend, protect and hold harmless the Company Shareholder and its trustees, agents, successors and assigns (the "Shareholder Indemnified Person") at all times from and after the date of this Agreement (subject to any limitations set forth in this Article IX) against all Losses (including specifically, but without limitation, Legal Expenses) based upon, resulting from or arising out of (a) any inaccuracy or breach of any representation or warranty of Parent contained in this Agreement, and (b) the breach by Parent of, or the failure by Parent to observe, any of its covenants or other agreements contained in or made pursuant to this Agreement.

9.2    Indemnification Procedures.

(a)    Promptly after receipt by any person entitled to indemnification under
Section 9.1 (an "indemnified party") of notice of the commencement of any action, suit or proceeding by a person not a party to this Agreement in respect of which the indemnified party will seek indemnification hereunder (a "Third Party Action"), the indemnified party shall notify the person that is obligated to provide such indemnification (the "indemnifying party") thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under Section 9.1, except to the extent that the indemnifying party is prejudiced by the failure to give such notice. The indemnifying party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense (including settlement of such Third Party Action) with counsel reasonably satisfactory to such indemnified party; provided, however, that:

           (i) the indemnified party shall be entitled to participate in the defense of such Third Party Action and to employ counsel at its own expense (which shall not constitute Legal Expenses for purposes of this Agreement) to assist in the handling of such Third Party Action;

           (ii) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party or the indemnified party would be adversely affected thereby;

           (iii) no indemnifying party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all liability in respect of such Third Party Action; and

           (iv) the indemnifying party shall not be entitled to control the defense of any Third Party Action unless the indemnifying party confirms in writing its assumption of such defense and continues to pursue the defense reasonably and in good faith. After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing, (i) the indemnifying party shall not be liable to such indemnified party hereunder for any Legal Expenses subsequently incurred by such indemnified party attributable to defending against such Third Party Action, and (ii) as long as the indemnifying party is reasonably contesting such Third Party Action in good faith, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the indemnifying party's prior written consent. If the indemnifying party does not assume control of the defense of such Third Party Action in accordance with this Section 9.2, the indemnified party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefor in accordance with this Section 9.2. The reimbursement of fees, costs and expenses required by this
                 Section 9.2 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

(b) If an indemnified party has actual knowledge of any facts or circumstances other than the commencement of a Third Party Action which cause in good faith it to believe that it is entitled to indemnification under this
Article IX then such indemnified party shall promptly give the indemnifying party notice thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under Section 9.1, as the case may be, except to the extent that the indemnifying party is prejudiced by the failure to give such notice.

9.3    Limitations and Payment of Claims.

(a) The right of indemnification or other claim against Parent or the Company Shareholder with respect to each representation, warranty, covenant and agreement contained in this Agreement shall, except with respect to representations, warranties, covenants and agreements set forth in Sections
3.2, 3.10 and 3.14 which shall survive forever, terminate on the date (the "Survival Date") occurring on (i) the thirtieth day after the expiration of the applicable statute of limitations (or extensions or waivers thereof) relating to the representations, warranties, covenants and agreements set forth in Sections 3.8, 3.9, 3.13 and 4.6, and (ii) the second anniversary of the Closing Date with respect to all other representations, warranties, covenants and agreements contained in this Agreement, except in so far as a claim has been asserted by either party and not been resolved prior to expiration of the applicable periods set forth in item (i) or (ii) above.

(b) The Company Shareholder shall not be liable to any Parent Indemnified Person for any claim under this Agreement unless the aggregate of Losses suffered by all Parent Indemnified Persons considered together exceeds $50,000, and then only to the extent of such excess. Parent shall not be liable to any Shareholder Indemnified Person for any claim under this Agreement unless the aggregate of Losses suffered by all Shareholder Indemnified Persons considered together exceeds $50,000, and then only to the extent of such excess.

(c) All amounts owed by the Company Shareholder to a Parent Indemnified Person under this Article IX may be paid, at the election of the Company Shareholder, either in (i) cash or (ii) shares of Parent Stock. All amounts owed by Parent to a Shareholder Indemnified Person under this Article IX shall be paid in shares of Parent Stock. Any shares of Parent Stock issued, surrendered or transferred as payment of amounts owed pursuant to this Article IX shall be valued at the average of the closing sale prices (or last bid prices if no closing sale prices are reported) of Parent Stock as reported on the NASD OTC Bulletin Board (or on such other exchange or quotation system as the Parent Stock may be traded at such time) for the ten (10) trading days immediately preceding the date such payment is required to be made.


                                   ARTICLE X
                               GENERAL PROVISIONS

10.1 Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties made in this Agreement shall survive the Closing and shall terminate on the dates that the right to indemnification under such representations, warranties, covenants or agreements terminates as provided in Section 9.1, and they shall not be affected in any respect by any examination or investigation conducted by or on behalf of the parties hereto and any information which any party may receive pursuant to the schedules hereto or otherwise.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, 24 hours after sent by facsimile (with confirmation), 3 days after mailed by registered or certified mail (return receipt requested) or 1 day after sent by a nationally recognized overnight courier (next day delivery) (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Company, Bill Botti or Janet Botti to:

                             CN Networks, Inc.
                             5976 West Las Positas Blvd.
                             Suite 122
                             Pleasanton, CA
                             94588
                             Fax:  (925) 416-1099
                             Attention: William R. Botti

                             with a copy to:

                             JG, P.C. Business & Corporate Law
                             5000 Hopyard Road
                             Suite 400
                             Pleasanton, CA
                             94588
                             Fax:  (925) 463-9644
                             Attention: Jim Gulseth

                         (b) if to Parent, to:

                             Futurelink Distribution Corp.
                             300-250-6 Avenue SW
                             Calgary, Alberta
                             T2P 3H7
                             Fax:  (403) 509-6101
                             Attention:  Raghu Kilambi

                             with copies to:

                             Morrison Brown Sosnovitch
                             1 Toronto Street, Suite 910
                             Toronto, Ontario
                             MSC 2V6
                             Fax:  (416) 368-6068
                             Attention:  Kevin Gallagher


                             Jeffer, Mangels, Butler & Marmaro LLP
                             2121 Avenue of the Stars, Tenth Floor
                             Los Angeles, CA  90067-1500
                             Fax:  (310) 203-0567

                             Attention:  Jeffrey E. Sultan

                         (c) if to the Company Shareholder, to:

                             William And Janet Botti Living Trust, dated 3/28/98 5976 West Las Positas Blvd.
                             Suite 122
                             Pleasanton, CA
                             94588

                             Fax:  (925) 416-1099
                             Attention: William R. Botti

                             with a copy to:

                             JG, P.C. Business & Corporate Law
                             5000 Hopyard Road
                             Suite 400
                             Pleasanton, CA
                             94588

                             Fax:  (925) 463-9644
                             Attention: Jim Gulseth

10.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA (WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING CALIFORNIA
LAW).

10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party.

10.5 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 6.3, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

10.6 Expenses. All costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby shall be paid by Parent except that Company Shareholder shall pay for any costs of Parent with respect to reviewing and implementing Company and Company Shareholder's tax planning including legal and accounting fees. All costs and expenses incurred by the Company or the Company Shareholder in connection with this Agreement and the transactions contemplated hereby shall be paid by Company Shareholder.

10.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8 Entire Agreement. This Agreement (including the Exhibits, Schedules, the Parent Disclosure Schedule and the Company Disclosure Schedule) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization and Merger as of the date first written above.


                                        PARENT

                                        FUTURELINK DISTRIBUTION
                                        CORP.


                                        By:  [signed: R. Kilambi]
                                            -------------------------
                                        Name: R. Kilambi
                                        Title: Chief Financial Officer

                                        MERGER SUB

                                        FUTURELINK PLEASANTON
                                        ACQUISITION CORP.


                                        By:  [signed: R. Kilambi]
                                            -------------------------
                                        Name: R. Kilambi
                                        Title: Chief Financial Officer


                                        COMPANY

                                        CN NETWORKS, INC.


                                        By:  [signed: William R. Botti]
                                            -----------------------------
                                        Name: William R. Botti
                                        Title: President

                                        COMPANY SHAREHOLDER

                                        WILLIAM AND JANET BOTTI LIVING
                                        TRUST, dated 3/28/98


                                        By:  [signed: William R. Botti]
                                            -----------------------------
                                        Name: William R. Botti
                                        Title: Trustee

                    [Signatures continued on following page]

            [signed: C.A. Reynolds]          [signed: William R. Botti]
       -------------------------------  ----------------------------------
       WITNESS                          WILLIAM R. BOTTI


            [signed: Jennifer Gray]          [signed: Janet M. Botti]
       -------------------------------  ----------------------------------
       WITNESS                          JANET M. BOTTI

                        EMPLOYEE SIGNING BONUS SCHEDULE

                                 Signing
                                 Bonus

           Jeff Brambir          $80,000
           Sharon Hutchins       $80,000
           Dave Kenney           $80,000
           Dan Dietrick          $40,000
           Traci Gilli-Milheim   $35,000
           Jim Paull             $35,000
           Richard Nash          $25,000
           David Moscoe          $25,000
           John Carver           $25,000
           Brad Tompkins         $25,000
           Chris Herzog          $8,000
           Tom Twyman            $8,000
           Kevin Simons          $8,000
           Sabrina Mena          $8,000
           Lisa Coen             $8,000
           Carletha Simmons      $8,000
           Joy Reynolds          $8,000
           Ryan Cannon           $8,000
           Paul Johnston         $8,000
           Diane Johnson         $8,000